EXHIBIT 99.1


Information Holdings Inc. Responds to Market Rumors

STAMFORD, Conn.--(BUSINESS WIRE)--May 21, 2004--In response to recent market rumors, Information Holdings Inc. has confirmed that it is evaluating strategic alternatives to increase shareholder value, including a possible sale or recapitalization of the Company. The Company has reached no definitive conclusion whether it will enter into a sale transaction or not and may consider other alternatives such as a special cash dividend. The Company may also choose to take no action at this time.

The Company does not comment on potential transactions and will have no further disclosure unless and until a reportable transaction occurs.

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Contact:
     Information Holdings Inc.
     Vincent A. Chippari, 203-961-9208